Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan of salesforce.com, inc. of our reports dated March 11, 2010, with respect to the consolidated financial statements and schedule of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2010, and the effectiveness of internal control over financial reporting of salesforce.com, inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
May 28, 2010